Exhibit 99.1

BOQI International Medical Inc. to Sell One of Its Pharmacy Chain

New York, Dec. 14, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has signed definitive agreements to sell BOQI Zhengji Pharmacy Chain Co., Ltd. (“Zhengji Pharmacy”), the owner and operator of 16 pharmacies in the city of Dalian of China.

On December 11, 2020, BIMI and its subsidiaries entered into a Termination and Release Agreement (the “Release Agreement”) with four individuals who sold Zhengji Pharmacy to the Company.  The parties to the Release Agreement confirmed that Zhengji Pharmacy’s performance targets as stipulated in the Stock Purchase Agreement dated April 11, 2019 (as amended on February 6, 2020, the “Pharmacy Purchase Agreement”) will not be met, and therefore the Pharmacy Sellers will not be eligible to receive the Cash Consideration or any other additional payment under the Pharmacy Purchase Agreement.

On December 11, 2020, BIMI’s wholly-owned subsidiary, Beijing Xinrongxin Industrial Development Co., Ltd. (“Xin Rong Xin”), entered into a Stock Purchase Agreement (the “Pharmacy Sale Agreement”) with Ming Zhang (the “Buyer”), pursuant to which Xin Rong Xin will sell all the issued and outstanding shares of the capital stock of Zhengji Pharmacy to the Buyer in consideration of US$ 1,700,000, to be paid in cash at the closing. The closing is expected to take place late December 2020.

“We are taking actions to optimize our business structure, including engaging strategic partners, exiting unprofitable product lines as well as selling underperforming businesses,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “BIMI is currently focusing on deeper penetration of the southwest market and has established a pharmacy chain in Chongqing, the biggest city in the southwest region. We expect that selling Zhengji Pharmacy will reduce our operating costs and achieve better returns for our shareholders.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition,  risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com